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                                                                    EXHIBIT 9.30


                                 March __, 1996

                         Nicholas-Applegate Mutual Funds
                          600 West Broadway, 30th Floor
                           San Diego, California 92101

Nicholas-Applegate Capital Management
600 West Broadway, 30th Floor
San Diego, California 92101

Ladies and Gentlemen:

       This will confirm our agreement that the expense limitation letter agreement between us dated September 27, 1993, as previously amended, is hereby further amended to add the following new Portfolio and Percentage Limitation to Appendix A thereof:

     NAME OF PORTFOLIO              PERCENTAGE LIMITATION
     -----------------              ---------------------

     Value Institutional            1.00%

     The Percentage Limitation set forth above will continue until March 31, 1997, unless voluntarily extended by you, and will be subject to the reimbursement provisions set forth in the Portfolio's prospectus.

     In all other respects, the expense limitation letter agreement, as previously amended, will remain in full force and effect. Please sign this letter below to confirm your agreement with these amendments.



                                    Very truly yours,


                                    _________________________
                                    John D. Wylie, President

AGREED:
Nicholas-Applegate Capital Management
By:      Nicholas-Applegate Capital
     Management Holdings, L.P.,
     its general partner
By:      Nicholas-Applegate Capital
     Management Holdings, Inc.,
     its general partner


By:_______________________________
     Arthur E. Nicholas, President